Exhibit 5(a)
Squire, Sanders & Dempsey L.L.P. 200 South Biscayne Boulevard Suite 4000 Miami, Florida 33131-2398 Office: +1.305.577.7000 Fax: +1.305.577.7001
June 17, 2008
FPL Group, Inc. FPL Group Capital Inc 700 Universe Boulevard Juno Beach, Florida 33408
Ladies and Gentlemen:

        As counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), and FPL Group Capital Inc, a Florida corporation ("FPL Group Capital"), we have participated in the preparation of or reviewed (1) Registration Statement Nos. 333-137120, 333-137120-01, 333-137120-02, 333-137120-03, 333-137120-04, 333-137120-05, 333-137120-06, 333-137120-07 and 333-137120-08, as amended by Post-Effective Amendment No. 1 thereto (the "Registration Statement"), which registration statement, as amended, was filed jointly by FPL Group, FPL Group Capital, Florida Power & Light Company, FPL Group Capital Trust II, FPL Group Capital Trust III, FPL Group Trust I, FPL Group Trust II, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"); (2) the Base Prospectus dated May 3, 2007 forming a part of the Registration Statement, as supplemented by a prospectus supplement dated June 11, 2008 ("Prospectus Supplement") relating to $250,000,000 principal amount of Floating Rate Debentures, Series due June 17, 2011 and $250,000,000 principal amount of 5.35% Debentures, Series due June 15, 2013 (collectively, the "Debentures"), issued under the Indenture (For Unsecured Debt Securities), dated as of June 1, 1999 (the "Indenture"), from FPL Group Capital to The Bank of New York, as Trustee ("Trustee"), which Debentures are absolutely, irrevocably and unconditionally guaranteed (the "Guarantee") by FPL Group pursuant to that Guarantee Agreement, dated as of June 1, 1999 (the "Guarantee Agreement"), from FPL Group to The Bank of New York, as Guarantee Trustee, both such Base Prospectus and Prospectus Supplement filed pursuant to Rule 424(b) under the Securities Act; (3) the Indenture; (4) the Guarantee Agreement; (5) the corporate proceedings of FPL Group Capital with respect to the Registration Statement and the Debentures; (6) the corporate proceedings of FPL Group with respect to the Registration Statement and the Guarantee; and (7) such other corporate records, certificates and other documents (including a receipt executed on behalf of FPL Group Capital acknowledging receipt of the purchase price for the Debentures) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

        Based on the foregoing, we are of the opinion that the Debentures and the Guarantee, as it relates to the Debentures, are legally issued, valid, and binding obligations of FPL Group Capital and FPL Group, respectively, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights and remedies generally and general principles of equity.

        In rendering the foregoing opinion, we have assumed that the certificates representing the Debentures conform to specimens examined by us and that the Debentures have been duly authenticated by the Trustee under the Indenture and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

        We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by FPL Group on or about June 17, 2008, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

        We are members of the Florida Bar and this opinion is limited to the laws of the State of Florida and the federal laws of the United States insofar as they bear on the matters covered hereby. As to all matters of New York law, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Thelen Reid Brown Raysman & Steiner LLP, New York, New York. As to all matters of Florida law, Thelen Reid Brown Raysman & Steiner LLP is authorized to rely upon this opinion as if it were addressed to it.

Very truly yours, /s/ Squire, Sanders & Dempsey L.L.P. SQUIRE, SANDERS & DEMPSEY L.L.P.